Liberty Select Value Fund
Liberty Newport International Equity Fund
The Liberty Fund
Liberty Newport Global Equity Fund
Liberty Contrarian Small Cap Fund
Liberty Contrarian Equity Fund
Liberty Contrarian Income Fund
Liberty Contrarian Fund (Funds)


77L Changes in accounting principals and practices

     The Funds have proposed to revoke their ss.171(c) election under the Internal Revenue Code, thus changing their accounting method for premium amortization.

As required, effective September 1, 2001, the Liberty Funds Trust III has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for Liberty Select Value Fund, Liberty Newport International Equity Fund, The Liberty Fund, Liberty Newport Global Equity Fund, Liberty Contrarian Small Cap Fund, Liberty Contrarian Equity Fund, Liberty Contrarian Income Fund, and Liberty Contrarian Fund, which were materially impacted by this change.


770 Transactions effected pursuant to Rule 10f-3

The Liberty Fund

On February 8, 2002, The Liberty Fund (Fund) purchased 100,000 shares of common stock notes of UCAR Finance Inc., for a total purchase price of $100,000 from First Boston pursuant to a public offering in which Fleet Securities, Inc. acted as a participating underwriter. Fleet Securities, Inc. may be considered to be an affiliate of the Fund.

    The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:

o The Fund's advisor, Colonial Management Associates, Inc. (Advisor), believed that the gross underwriting spread associated with the purchase of the Securities was reasonable and fair compared to the spreads in connection with similar underwritings of similar securities being sold during a comparable period of time;

o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;

o The issuer of the Securities has been in continuous operation for at least three years;

o The amount of Securities purchased did not exceed 25% of the amount of the offering;

o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering.

     Along with Fleet Securities, Inc., the following is a list of members of the underwriting syndicate for the aforementioned Securities: JP Morgan, Credit Suisse First Boston, ABN AMRO Incorporated and Scotia Capital.